Exhibit 99.1

Press Contacts:

Will Thoretz, ISG

+1 203 517 3119

will.thoretz@isg-one.com

Jim Baptiste, Matter Communications for ISG

+1 978 518 4527

jbaptiste@matternow.com

ISG Names Christine Putur to Board of Directors

Company Also Announces Retirement of Lead Independent Director Robert E. Weissman;

Appoints Gerald S. Hobbs New Lead Independent Director

STAMFORD, Conn., March 19, 2014 — Information Services Group (ISG) (NASDAQ: III), a leading technology insights, market intelligence and advisory services company, today named  Christine Putur, executive vice president and chief information officer of Coach, Inc. (NYSE: COH, SEHK: 6388), to its board of directors.

In addition to naming Putur to its board, ISG also announced that Robert E. Weissman, lead independent director and an original member of the company’s board, will retire as of March 19, 2014, and Gerald S. Hobbs, a current board member, will replace Weissman as the board’s lead independent director.

Putur has been CIO at Coach, a leading New York design house of modern luxury accessories, since January 2013.  She joined the company from Staples, Inc., where she was senior vice president and chief information officer after serving in other senior IT roles over a 13-year career with the office supply retailer.  Prior to Staples, she was with Compaq Computer Corporation.  She has a BA in Administrative Science/Math from Colby College and an MS in Management Information Systems from Boston University.

“We are delighted to welcome Chris to the ISG board of directors,” said Michael P. Connors, chairman and chief executive officer of ISG.  “She is an outstanding business leader who brings to our board deep experience in information technology and a fresh perspective on our business from a client’s point of view.  Her expertise and insights will be extremely valuable as we enter our next stage of growth as a leading information-based services company.

“At the same time, I want to pay a special tribute to Bob Weissman, an original member of the ISG board who has been a guiding hand and a tremendous inspiration to all of us since the earliest days of ISG,” said Connors.  “We are indebted to Bob for his many contributions and years of dedicated service to the board and company.  His leadership, experience and wise counsel have been invaluable in helping make ISG the success it is today.”

An executive with extensive experience in the information services sector, Weissman joined the ISG board in August 2006, prior to the company’s initial public offering in February 2007.  He is the former chairman and CEO of IMS Health Inc., Cognizant Corporation and The Dun & Bradstreet Corporation.  In addition to ISG, he has served on the boards of State Street Corporation and Pitney Bowes, Inc.  He is a current member of the board of Cognizant Technology Solutions Corporation.

“Even though we will miss Bob’s personal involvement with ISG, we are very fortunate to have, in Jerry Hobbs, an equally talented and experienced board member to assume the role of lead independent director,” said Connors.  “We look forward to Jerry’s continued contributions and sage advice in helping us build an even stronger and larger company in the years ahead.”

Hobbs is a managing director and operating partner at Boston Ventures, a leading private-equity firm.  He joined the ISG board in 2008.

The ISG board of directors consists of six members, and with the exception of Connors, all are independent directors.  In addition to Connors, Hobbs and Putur, the other members of the ISG board are Neil G. Budnick, Kalpana Raina, and Donald C. Waite III.  To view detailed biographies of each board member, visit http://www.isg-one.com/web/about/governance.

About Information Services Group

Information Services Group (ISG) (NASDAQ: III) is a leading technology insights, market intelligence and advisory services company, serving more than 500 clients around the world to help them achieve operational excellence. ISG supports private and public sector organizations to transform and optimize their operational environments through research, benchmarking, consulting and managed services, with a focus on information technology, business process transformation, program management services and enterprise resource planning. Clients look to ISG for unique insights and innovative solutions for leveraging technology, the deepest data source in the industry, and more than five decades of experience and global leadership in information and advisory services. Based in Stamford, Conn., the company has more than 850 employees and operates in 21 countries.

For additional information, visit www.isg-one.com.

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